Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Quarter Ended September 30, 2019

November 4, 2019

So-Yeon Jeong (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2020 first quarter financial results.  I am So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our executive vice president.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

Yifan will begin with a review of financial results for the quarter.  Then, Mike will review the business highlights, followed by Stephen who will provide a detailed segment report. After that, Yifan will conclude with guidance for the next quarter. Then, we will have the question-and-answer session.

The earnings release was distributed by Business Wire today, November 4, 2019, after the close of market. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the callover to our CFO Yifan to provide an overview of the first fiscal quarter financial results.

Yifan Liang (Chief Financial Officer)

Thank you, So-Yeon.  Good afternoon everyone and thank you for joining us.

Revenue for the September quarter was $117.8 million, up 5.3% when compared to the prior quarter and up 2.4% from the same quarter last year.

In terms of product mix, MOSFET revenue was $100.6 million, up 4.3% sequentially and up 9.0% year-over-year.  Power IC revenue was $15.7 million, up 14.1% from the prior quarter and down 19.0% from a year ago.  Assembly service revenue was $1.5 million as compared to $1.7 million for the prior quarter and $3.4 million for the same quarter last year.

Regarding the segment mix, Computing represented 39.2% of the total revenue, Consumer 18.2%, Power Supply and Industrial 23.2%, Communications 18.1%, and Service 1.3%.

Non-GAAP gross margin for the September quarter was 28.3%, as compared to 27.4% for the prior quarter and 29.7% for the same quarter last year.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by the improvement of operation efficiency and product mix, partially offset by price erosion.  Non-GAAP gross margin excluded $0.4 million of share-based compensation charge for the September quarter, as compared to $0.4 million for the prior quarter and $0.5 million for the same quarter last year.  Non-GAAP gross margin also excluded $6.0 million of production ramp-up costs related to the Chongqing Joint Venture (“JV Company”) for the September quarter, as compared to $2.6 million for the prior quarter and $1.1 million for the same quarter last year. As the JV Company’s 12” fab started production in July 2019, all fab related costs were moved from G&A to cost of goods sold for the September quarter.

Non-GAAP operating expenses for the September quarter were $25.6 million, compared to $22.6 million for the prior quarter and $24.5 million for the same quarter last year. The quarter-over-quarter increase in non-GAAP operating expenses was primarily due to the increase in R&D engineering expenses and our annual merit increase started in the new fiscal year.  Non-GAAP operating expenses excluded $1.9 million of share-based compensation charge, as compared to $2.1 million for the prior quarter and $2.6 million for the same quarter last year.   Both GAAP and Non-GAAP operating expenses included $2.8 million of digital power controller team expenses for the quarter, as compared to $2.3 million for the prior quarter and $2.7 million for the same quarter last year.  Our digital power controller team continues to engage with customers in product designs and is making steady progress toward our product roadmap.

Income tax expense for the quarter was $0.4 million, as compared to income tax benefits of $0.6 million for the prior quarter, and income tax expense of $0.6 million for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 26 cents per share as compared to 35 cents for the prior quarter and 36 cents for the same quarter last year.

Historically AOS has been generating positive operating cash flow. However, in the September quarter, net cash used in operating activities by AOS was $4.2 million.  This was largely impacted by two items totaling $15.1 million.  First, $9.2 million one-day delay of receivable payment from one of our major distributors due to the bank shut down on September 30, 2019 because of Typhoon Mitag in Taiwan.  Second, $5.9 million net intercompany receivable impact from the JV Company. For the prior quarter, AOS generated $15.2 million operating cash flow and $18.4 million for the September quarter last year. The JV Company generated $1.6 million operating cash flow in the September quarter, compared to $6.9 million used in operating activities for the prior quarter and $0.4 million for the same quarter last year.  The $1.6 million operating cash flow was largely attributable to the $5.9 million intercompany payable to AOS and a $2.7 million interest refund received from the local government under the joint venture agreement.  This refund program will continue for the next two years at the same amount each year.

Consolidated EBITDAS for the September quarter was $14.3 million, compared to $14.2 million for the prior quarter and $15.4 million for the same quarter last year. EBITDAS attributable to AOS for the quarter was $13.8 million as compared to $15.1 million for the prior quarter and $16.7 million for the same quarter last year.

Now let’s look at the balance sheet.

We completed the September quarter with cash and cash equivalents of $103.1 million, including $88.0 million at AOS and $15.1 million at the JV Company.  This compares to $121.9 million at the end of last quarter, which included $100.7 million at AOS and $21.2 million at the JV Company.  Our cash balance a year ago was $113.2 million, including $81.2 million at AOS and $32.0 million at the JV Company.

Bank borrowing balance at the end of the September quarter was $136.4 million, including $41.0 million at AOS and $95.4 million at the JV Company.  In the September quarter, AOS borrowed $2.0 million from a new line and paid back $2.1 million of the existing loans. The JV Company borrowed $0.8 million from a new working capital line and paid back $1.7 million of the existing loans.

Net trade receivables were $39.3 million, as compared to $24.3 million at the end of last quarter and $37.1 million for the same quarter last year.  Day Sales Outstanding for the quarter was 25 days, compared to 24 days in the prior quarter.

Net inventory was $118.6 million at the quarter-end, up from $111.6 million last quarter and from $98.0 million in the prior year.  Average days in inventory came down to 114 days for the quarter as compared to 117 days in the prior quarter.

Net Property, Plant and Equipment was $400.3 million, as compared to $409.7 million last quarter and $368.5 million last year.  Capital expenditures were $14.4 million for the quarter, including $8.3 million at AOS and $6.1 million at the JV Company.

Before I turn the call over to Mike, I would like to share the progress at our JV Company.  During the September quarter, assembly and test production continued to ramp up, and the 12” fab started small mass production in July 2019. We expect to continue to ramp up Phase 1 of the 12” fab in accordance with our plan to approach the target run rate by the September quarter of calendar year 2020.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer)

We are pleased with our performance and financial results in the September quarter.  AOS achieved a record quarterly revenue of $117.8 million, marking the fifteenth consecutive quarter of year-over-year revenue growth. The strong top-line performance was driven in part by the additional supply contribution from the 12” fab at the JV Company. Gross margin came in higher than the midpoint of our guidance, which was more than enough to offset the investment in R&D and delivered healthy earnings for the quarter.

One of the major growth drivers for us is mobile applications, such as smartphone battery protection and quick chargers.  I will take a few minutes to share with you the exciting progress we are seeing in this business. It always starts with strategy.  As a relatively young company, we identify applications that give us a head-start with our core technology as well as the volume to scale. Once we land, we expand our footprint with multi-dimensional initiatives including share gain, content increase, and customer expansion to become a market leader. We then use this success as a springboard to leap to the next market and replicate the success. We have demonstrated our ability to execute this strategy in the Computing market, where we grew from 0 to about $200 million in annual revenue.  We plan to do the same in the Mobile market, where the served available market opportunity is more than double that of the Computing market.

We have successfully landed at each of the seven largest smartphone OEMs worldwide as one of their key suppliers. Our mobile business, combining battery protection and quick charger products, is growing significantly. In the September quarter, we doubled the mobile business revenue from the same quarter last year. Now that we are aligned with top tier global brand OEMs and ODMs, we will continue to keenly focus on expanding our presence to multiple-generation smartphone models and peripheral devices.  As a case in point, last year we initially penetrated into a global brand OEM with a one-year model as a new supplier. This year, we won new models on top of the last year’s model and further penetrated into several adjacent sockets. We plan to grow our share by adding additional layers of business year after year at multiple global OEMs and ODMs.  The JV Company is expected to play a vital role as a reliable and scalable supply chain for many years to come. In the meantime, to support the current demand for our Mobile products for this year’s models, we are diligently working to make room at the Oregon fab by transferring production of some of our products to the JV Company.

Typically, transfer activity takes approximately six to nine months, depending upon the complexity of applications as well as the number of OEMs and ODMs involved. Generally speaking, transferring products for applications with short cycles such as PC is relatively faster with a simpler re-qualification process. We have already started the re-qualification process for some Computing products and are making steady progress. Given that the market is less tight, and the macro environment is uncertain, the re-qualification process is returning to a normalized pace rather than the accelerated pace we experienced last year. Nonetheless, we expect this transfer activity to still help us buck the seasonality with slight growth in the December quarter following the record high September quarter. The products manufactured at the JV Company are already in customers’ hands for qualification, and design-in momentum for these products is building. We are confident in our ability to reach the Phase 1 target run rate by the September quarter next year, as we discussed on our last earnings call.

In addition to the Mobile business, we are also encouraged by healthy demand across our product lines.  As the computing industry expands to include artificial intelligence, big data and internet of things, our customers increasingly value our highly efficient and high-performance products, especially for Vcore and system power. Our IGBT solutions also continue to establish strong footing at a broad base of home appliance customers.  We also see solid demand for our products for AC/DC power supplies. Notably, the Oregon fab has been running at its full capacity, and some products built there are still on allocation.

Despite macro headwinds and growing market uncertainty, we are generating positive results by executing on our prudent business strategy. Our diversified products are well-positioned with strategic players in multiple key market segments.  We are committed to even better serving those customers through increasingly sophisticated total solutions and a reliable supply chain.  We are encouraged by the tremendous growth opportunities ahead of us, which gives us confidence in achieving our calendar year 2021 target of $600 million of annual revenue.  With this solid start in the first quarter, we will continue to execute on our growth strategy and build strong momentum in our business in fiscal year 2020 and onward.

Now, I will turn the call over to Stephen for a detailed segment report.

Stephen Chang (Executive Vice President)

Thank you, Mike, and good afternoon!

Let me start with Computing. It represented 39.2% of our total revenue in the September quarter. Revenue was down 6.1% sequentially and down 8.3% year-over-year. As planned, we served our Computing customers in the peak season utilizing channel inventories on hand. Computing sell-through grew by double digits sequentially to reach a record high. Our Vcore business is strong, and we see some early adopters of the system power products built at the Chongqing JV. While the CPU supply constraint is easing, it is expected to remain challenging in the December quarter. Based on that, we are estimating conservatively a modest increase for the December quarter.

Now let’s discuss the Consumer segment, which represented 18.2% of total revenue in the September quarter.  Revenue increased 2.5% sequentially and was up 0.6% year-over-year. The sequential growth was driven mainly by IGBT products in home appliances in China and Korea.  We continue to grow our business in refrigerators and air conditioning systems as our IGBT products provide our customers with the performance and reliability demanded by these applications.  We are on track to achieve another 40% growth with IGBT product line this calendar year, the second year in a row at that level.  Going into the low season, although home appliances will grow slightly, it is not expected to be sufficient to offset a seasonal decline in TVs.  We expect a double-digit decline in the Consumer segment for the December quarter.

Next, let’s turn to the Power Supply and Industrial Segment. This segment accounted for 23.2% of total revenue, up 19.1% sequentially and up 25.4% year-over-year. Our quick charger momentum accelerated during the September quarter.  We again achieved double-digit growth from the strong June quarter because of our strategic position at global smartphone OEMs in their peak season.  We also saw a rebound in our AC-DC power supply business during the September quarter.  Looking into the December quarter, the quick charger business will slow as we exit the smartphone season. However, we expect to maintain overall segment revenue at the September quarter level due to growth from other applications.

Finally, let’s discuss the Communications segment, which was 18.1% of revenue in the quarter, up 24.6% sequentially and up 19.2% year-over-year. Rising demand for our battery protection products resulted in substantial growth in this segment in the peak smartphone season.  Our products are based on our leading Low Voltage MOSFET technology that enables higher efficiency and cooler operation during battery charging and discharging.  We saw some softness in the 5G telecom business during the September quarter in the midst of trade tension.  Looking to the December quarter, we expect the battery protection business to decline slightly.  This will be offset by some recovery of our 5G telecom business.  Therefore, we expect to maintain this segment’s revenue in the December quarter.

With that, I will now turn the call over to Yifan for the guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the second quarter of fiscal year 2020, we expect:
•	Revenue to be between $117 million and $121 million.
•
GAAP gross margin to be 22.3% plus or minus 1%.  Non-GAAP gross margin is expected to be 27.3% plus or minus 1%.  Note that non-GAAP gross margin excludes $0.4 million of estimated share-based compensation and $5.8 million of estimated production ramp-up costs relating to the JV Company.

•
GAAP operating expenses to be in the range of $27.4 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $25.4 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $3.1 million to $3.3 million of estimated expenses relating to the development of our digital power controller business.  Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.0 million.

•	Tax expense to be approximately $0.5 million to $0.7 million.
•
Loss attributable to noncontrolling interest to be around $3.6 million.  On a non-GAAP basis, excluding estimated production ramp-up costs relating to the JV Company, this item is expected to be approximately $0.9 million.

As part of our normal practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding market segments, including the growth trend in the mobile business, global brand name OEM and ODM customers, diversification of products and new customers; expectation with respect to improvement in profitability; the expected trend on revenue and sales for each segment of our serviceable market and market shares; the progress of construction of the JV Company and timeline for production and operation; transfer of products from Oregon fab to the JV Company; our ability and strategy to develop new products; projected annual revenue target; expectation with respect to our digital power business; seasonality fluctuation in customer demand and market segments; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; international trade tension and geopolitical environment; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China and trade tension between U.S. and China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level;  and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed by AOS on August 23, 2019. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this script is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.